Exhibit 10.3

DEFERRED STOCK AWARD AGREEMENT

UNDER THE DIAMONDROCK HOSPITALITY COMPANY

2004 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee: Mark W. Brugger

No. of Shares: 82,500

Purchase Price per Share: $0.00

Grant Date: June 1, 2005

Final Acceptance Date: August 1, 2005

This Deferred Stock Award Agreement (the “Agreement”), made as of the 1st day of June, 2005 (the “Grant Date”) by and between DiamondRock Hospitality Company (the “Company”), and Mark W. Brugger (the “Grantee”), evidences the grant by the Company of certain shares of Deferred Stock set forth above (the “Award”) to the Grantee on such date and the Grantee’s acceptance of the Award in accordance with the provisions of the DiamondRock Hospitality Company 2004 Stock Option and Incentive Plan (the “Plan”). The Company and the Grantee agree as follows:

1. Basis for Award. This Award is made in accordance with Section 8 of the Plan.

2. Deferred Stock Awarded.

(a) The Company hereby awards to the Grantee, in the aggregate the number of shares of Deferred Stock set forth above.

(b) The Company shall in accordance with the Plan establish and maintain an account (the “Deferred Stock Account”) for the Grantee, and such account shall be credited with the number of shares of Deferred Stock granted to the Grantee.

(c) Until the payment of Deferred Stock awarded to the Grantee, the Deferred Stock and any related securities, dividends or other property nominally credited to a Deferred Stock Account shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(d) Upon the payment of any dividends (or other distribution) by the Company, the Company shall, on the day such dividend (or other distribution) is paid, credit the Deferred Stock Account with additional shares (or a fraction of a share) of Deferred Stock equal to the fair market value of the Stock (determined as of the close of the New York Stock Exchange on such payment date) in lieu of paying such dividend or making such other distribution. The determination of fair market value shall be made by the Administrator acting in good faith. Any such additional shares of Deferred Stock shall be subject to the same vesting schedule and deferral as the original Award and such additional shares shall be paid on the same date that the original Award is paid. On the date that the Award is paid, all fractional shares shall be eliminated.

3. Vesting and Deferral Period. The Deferred Stock covered by this Agreement shall vest on the Grant Date. Notwithstanding the foregoing, except as provided in Section 4 below, settlement and payment of the Deferred Stock shall automatically be deferred for a period of five (5) years from the Grant Date (the “Deferral Period”) and shall be paid in accordance with Section 4 below. Notwithstanding the foregoing, if Grantee’s service with the Company is terminated for Cause (as defined below) prior to the expiration of the Deferral Period, all amounts credited to the Grantee’s Deferred Stock Account shall be forfeited and no payments shall be made to the Grantee hereunder. For purposes hereof “Cause” shall mean the occurrence of any of the following events based on a determination by the Board of Directors of the Company (the “Board”) in good faith: (i) the conviction or indictment of the Grantee of, or the entry of a plea of guilty or nolo contendere by the Grantee to, any felony; (ii) fraud, misappropriation or embezzlement by the Grantee; (iii) the Grantee’s willful failure or gross negligence in the performance of his assigned duties for the Company, which failure or gross negligence continues for more than 15 days following the Grantee’s receipt of written notice of such willful failure or gross negligence from the Board; (iv) any act or omission of the Grantee that has a demonstrated and material adverse impact on the Company reputation for honesty and fair dealing; (v) the breach by the Grantee of his duties under any agreement he is a party to with the Company or any of its affiliates or any material term of any such agreements; or (vi) a material violation by Grantee of the Company’s employment policies which continues for more than 15 days following written notice of such violation from the Board.

4. Payment. Except as provided in the Plan, upon the earlier to occur of (i) a Sale Event or (ii) expiration of the Deferral Period, the Grantee’s Deferred Stock Account shall be paid in full and payment shall be made in the form of shares of Stock equal to the number of Deferred Stock credited to the Grantee’s Deferred Stock Account which are being paid and settled. The Administrator shall cause a stock certificate to be delivered to the Grantee with respect to such shares of Stock free of all restrictions hereunder, except for applicable federal securities laws restrictions. Any securities, cash dividends or other property credited to the Deferred Stock Account other than Deferred Stock shall be paid in kind, or, in the discretion of the Committee, in cash. Notwithstanding the foregoing, to the extent that a Grantee is a “specified employee” as defined under Section 409A of the Code at the time the payments contemplated hereunder are to be made, any payments of deferred compensation that may be made as a result of the Grantee’s separation from service shall commence six (6) months and one day following such separation from service if earlier payment would be a violation of Section 409A of the Code. In addition, the timing of certain payment of awards provided for under this Plan may be revised as necessary for compliance with Section 409A of the Code with or without a Grantee’s consent. This Section 4 is not intended to accelerate the payment of deferred compensation within the meaning of Section 409A of the Code in a manner which would subject the Grantee to any taxes and penalties under Section 409A of the Code. As such, this Section 4 shall operate only to accelerate the payment of any Award, if such acceleration does not cause the Grantee to become subject to taxes and penalties under Section 409A(a)(1)(B) of the Code or otherwise violate Section 409A(a)(2) of the Code.

5. Compliance with Laws and Regulations. The issuance of shares of Stock upon the settlement of the Deferred Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of securities laws, other applicable laws and regulations of any stock exchange on which the Shares may be listed at the time of such issuance or transfer. The Grantee understands that the Company is under no obligation to register or qualify the Stock with the United States Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

6. Tax Withholding. The Grantee agrees that no later than the date as of which the Deferred Stock vest and/or are settled, the Grantee shall pay to the Company (in cash or to the extent permitted by the Administrator, shares of Stock otherwise deliverable to the Grantee hereunder or previously held by the Grantee whose Fair Market Value on the day preceding the date the Deferred Stock vests and/or are settled is equal to the amount of the Grantee’s tax withholding liability) any federal, state or local taxes of any kind required by law to be withheld, if any, with respect to the Deferred Stock. Alternatively, the Company or its Subsidiary shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee (including payments due when the Deferred Stock vest and/or settled) any federal, state or local taxes of any kind required by law to be withheld.

7. Nontransferability. Except as provided in the Plan, this Award is not transferable.

8. No Right to Continued Employment. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its affiliates to terminate the Grantee’s employment at any time, in the absence of a specific written agreement to the contrary.

9. Representations and Warranties of Grantee. The Grantee represents and warrants to the Company that:

(a) Agrees to Terms of the Plan. The Grantee has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. The Grantee acknowledges that there may be adverse tax consequences upon the vesting and/or settlement of Deferred Stock or thereafter and that the Grantee should consult a tax adviser prior to such time. The Company makes no guarantee to the Grantee that the Award granted hereunder will not be taxable prior to payment or that the Plan and this Award comply with Section 409A of the Code.

(b) Cooperation. The Grantee agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

10. Adjustment Upon Changes in Capitalization. In the event of a Change in Stock as set forth in Section 3 of the Plan, the Administrator may make appropriate adjustments to the number and class of shares relating to the Deferred Stock as it deems appropriate, in its sole discretion, to preserve the value of this Award. The Committee’s adjustment shall be made in accordance with the provisions of Section 3 of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

11. Governing Law; Modification. This Agreement shall be governed by the laws of the State of Maryland without regard to the conflict of law principles. The Agreement may not be modified except in writing signed by both parties.

12. Defined Terms. Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms used but not defined herein have the definitions as provided in the Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the non-discretionary terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

13. Miscellaneous. The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural unless a different meaning is plainly required by the context.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the 25th day of July, 2005.

DIAMONDROCK HOSPITALITY COMPANY

By:	/s/ Michael D. Schecter
Name:	Michael D. Schecter
Title:	General Counsel and Secretary

GRANTEE

By:	/s/ Mark W. Brugger

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